Exhibit 99.1

PRESS RELEASE

Dated:  July 26, 2006

FOR IMMEDIATE DISTRIBUTION

CONTACT: Ronald E. Baron

         Senior Vice President and Chief Financial Officer

         Voice: 434-292-8100  E-mail: ron.baron@cbtva.com

Citizens Bancorp of Virginia Announces

Mid-Year Results

(Blackstone, Virginia)

Citizens Bancorp of Virginia, Inc., the parent company of Citizens Bank and Trust Company, announced second quarter earnings of $884,000, or $0.36 per share, which represents a 29.0% increase over 2005 second quarter earnings of $685,000 or $0.28 per share. For the six-month period ended June 30, 2006, the Company reported earnings of $1,665,000, an increase of $272,000 or 19.5% better than the first six months of 2005. The return on average assets, annualized for the first six months of 2006 was 1.21%, which is an 18.6% improvement from the annualized return on average assets for the first six months of 2005 at 1.02%. The favorable earnings results for the first half of 2006 were the result of increases in short term rates by the Federal Reserve Board, management of the interest margin, loan growth, continued improvements in loan quality, and expense management. Joseph D. Borgerding, President and Chief Executive Officer, stated, “The Bank staff has done an excellent job of executing our core strategies. Our credit administration and risk management departments have produced positive results in loan recoveries and the sale of all of the Bank’s OREO properties.”

At the end of the second quarter, total assets were $280.2 million, representing a $7.1 million or 2.6% increase over the December 31, 2005 amount of $273.1 million. Deposit account balances were $238.2 million at June 30, 2006, which is a 2.1% increase from the $233.3 million level at December 31, 2005. The Bank’s non-interest bearing demand deposit balances increased $3.7 million from December 31, 2005 to $39.1 million at June 30, 2006, and time deposits likewise increased $3.7 million for the period to $130.9 million at June 30, 2006. During the same period, loans increased $4.9 million or 2.4% to $205.2 million at June 30, 2006. At June 30, 2006, the investment portfolio had grown $1.2 million from December 31, 2005 to end the period at $49.2 million and overnight funds increased by $2.8 million in the first six months of 2006 to end the period at $3.3 million. Earning assets at June 30, 2006 totaled $257.9 million or an increase of $9.0 million from $248.9 million at December 31, 2005. Earning assets as a percentage to total assets at June 30, 2006 and December 31, 2005 was 92.0% and 91.1%, respectively.

Net interest income increased to $2,772,000 in the second quarter of 2006 from $2,529,000 during the same period in 2005. Non-interest income, excluding gains on sale of OREO, increased 2.9% from $524,000 in the second quarter of 2005 to $539,000 for the same period in 2006. When comparing non-interest income for the first six months of 2006, exclusive of gains on OREO, the Bank earned $1,032,000 or $30,000 more than the $1,002,000 for the same period in 2005. Service fees were lower in the second quarter of 2006 by $8,000 in comparison to the same period in 2005. Fees realized from secondary marketing sale of loans increased 55.0% to $31,000 in the second quarter of 2006 as compared to $20,000 for the same period in 2005. Non interest expense increased $32,000 or 1.5% in the second quarter of 2006 to $2,127,000, as compared to $2,095,000 for the second quarter of 2005. For the first six months of 2006, non interest expense totaled $4,136,000, an increase of 2.4% over the same six month period in 2005 when non interest expense was $4,038,000.

The net interest margin for the three months ended June 30, 2006 was 4.34% or 27 basis points greater than the three months ended June 30, 2005 when the net interest margin was 4.07%. The rise in short term interest rates, which has resulted in a flattened yield curve, has resulted in creating added pressure on interest margins everywhere; but, the Bank’s interest margin has benefited from rising non-interest demand deposit account balances and careful management of interest costs. For the six months ended June 30, 2006, the net interest margin was 4.27% or 21 basis points greater than the net interest margin of 4.06% for the six months ended June 30, 2005. The yield on earning assets for the first half of 2006 was 6.28% as compared to 5.63% for the same period of 2005, or 65 basis points higher. Meanwhile, the cost of funds increased 48 basis points for the first half of 2006 to 2.12% as compared to 1.64% for the first six months of 2005.

Mr. Borgerding commented, “Management is very pleased with the Bank’s performance in regards to loan growth and growth in demand deposit balances. Our strategy of loan growth with careful management of our cost of funds has resulted in an improving net interest margin. Expense management has also played a major role in achieving these strong earnings results.”  He concluded by stating, “The Company is looking forward to the second half of 2006 with much enthusiasm as we prepare to open our eleventh banking office in South Hill, Virginia, during the fourth quarter of 2006.”

Citizens Bank and Trust Company was founded in 1873 and is the second oldest independent bank in Virginia. The bank has nine offices in the Counties of Amelia, Chesterfield, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights. An eleventh banking office in South Hill, Virginia, is planned to open in the fourth quarter of 2006. Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia and the Company’s stock trades on the OTC BB under the symbol “CZBT”. Additional information on the Company is also available at its web site: www.cbtva.com.

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2006, as filed with the Securities and Exchange Commission.

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Balance Sheet

(Dollars in thousands, except share data)

	June 30,	December 31,
	2006	2005
Assets	(Unaudited)

Cash and due from banks	$ 6,207	$ 8,645
Interest-bearing deposits in banks	96	72
Federal funds sold	3,338	513
Securities available for sale, at fair market value	48,391	47,254
Restricted securities	794	684
Loans, net of allowance for loan losses of $1,988
and $1,954	203,256	198,412
Premises and equipment, net	7,650	7,174
Accrued interest receivable	1,751	1,706
Other assets	8,668	8,616

Total assets	$ 280,151	$ 273,076

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing	$ 39,060	$ 35,308
Interest-bearing	199,131	197,968
Total deposits	$ 238,191	$ 233,276
Short term borrowings	6,080	4,536
Accrued interest payable	1,143	875
Accrued expenses and other liabilities	828	930
Total liabilities	$ 246,242	$ 239,617

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $0.50 par value; authorized 1,000,000 shares;
none outstanding	$ -	$ -
Common stock, $0.50 par value; authorized 10,000,000 shares;
issued and outstanding, 2,440,750	1,220	1,220
Additional paid-in capital	49	49
Retained earnings	33,856	32,971
Accumulated other comprehensive income (loss), net	(1,216)	(781)
Total stockholders' equity	$ 33,909	$ 33,459

Total liabilities and stockholders' equity	$ 280,151	$ 273,076

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Six Months Ended June 30,		Three Months Ended June 30,
	2006	2005	2006	2005
Interest and Dividend Income
Loans, including fees	$ 6,927	$ 6,053	$ 3,575	$ 3,034
Investment securities:
Taxable	694	617	348	310
Exempt from federal inc. taxes	236	266	114	132
Dividends	23	13	9	7
Federal Funds sold	44	92	38	40
Other	4	8	2	1

Total interest and dividend income	$ 7,928	$ 7,049	$ 4,086	$ 3,524

Interest Expense
Deposits	$ 2,447	$ 1,944	$ 1,272	$ 988
Short term borrowings	94	15	42	7
Total interest expense	$ 2,541	$ 1,959	$ 1,314	$ 995
Net interest income	$ 5,387	$ 5,090	$ 2,772	$ 2,529
Provision for loan losses	34	196	19	51

Net interest income after provision
for loan losses	$ 5,353	$ 4,894	$ 2,753	$ 2,478

Noninterest Income
Service charges on deposit accounts	$ 634	$ 638	$ 324	$ 332
Net gain on sales of securities	--	--	--	--
Net gain on sales of loans	45	33	31	20
Net gain (loss) on sale of OREO	77	(2)	77	1
Income from bank owned life ins.	127	127	66	67
Other	226	204	118	105
Total noninterest income	$ 1,109	$ 1,000	$ 616	$ 525

Noninterest Expense
Salaries and employee benefits	$ 2,360	$ 2,248	$ 1,191	$ 1,146
Net occupancy expense	264	217	144	112
Equipment expense	372	407	190	204
Other	1,140	1,166	602	633
Total noninterest expense	$ 4,136	$ 4,038	$ 2,127	$ 2,095

Income before income taxes	$ 2,326	$ 1,856	$ 1,242	$ 908

Income taxes	661	462	358	223

Net income	$ 1,665	$ 1,394	$ 884	$ 685

Earnings per share, basic & diluted	$ 0.68	$ 0.57	$ 0.36	$ 0.28